Exhibit 2.1

English Translation of Chinese Language Agreement

Beijing Leyu Shiji Telecommunications Equipment Retail Chain Co., Ltd.

(the “Acquirer”)

and

Beijing Tangjun Technology Co., Ltd.

(the “Transferor”)

Equity Interests Transfer Framework Agreement

about

Shanghai Xieheng Telecommunications Equipment Co., Ltd.

(the “Target Company”)

August 3, 2009

Table of Contents

Equity Interests Transfer Framework Agreement

THIS EQUITY INTERESTS TRANSFER FRAMEWORK AGREEMENT (this “Agreement”) is entered into by the parties below as of August 3, 2009 (“Execution Date”):

(1)
Beijing Leyu Shiji Telecommunications Equipment Retail Chain Co., Ltd. (the “Acquirer”), a limited liability company duly organized under the laws of the People’s Republic of China with the registration number of its business license as 110108010608315;

(2)
Beijing Tangjun Technology Co., Ltd. (the “Transferor”), a limited liability company duly organized under the laws of the People’s Republic of China with the registration number of its business license as 1101082678998;

In this Agreement, the Acquirer and the Transferor are individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A.
Shanghai Xieheng Telecommunications Equipment Co., Ltd. (registration number: 310000000085256, hereinafter referred to as the “Company” or the “Target Company”) is a limited liability company duly registered and organized in Shanghai and validly existing under the laws of the People’s Republic of China. The Company is mainly engaged in the business of retail sales and after-sales services for mobile phones, and providing agent service for mobile telecommunication products (“Business”).

B.	The Transferor holds of record and beneficially 100% of the equity interests in the Target Company and holds 100% of the interests in Xieheng Telecommunications.

C.
The Transferor desires to transfer and the Acquirer desires to acquire 100% of the equity interests held by the Transferor in the Target Company and 100% of the interests held by the Transferor in Xieheng Telecommunications.

NOW, THEREFORE, the Parties hereby agree to execute this Agreement as the terms and conditions below:

Article 1 Definitions and Interpretations

1.1	Definitions. Unless otherwise specified herein, the following terms shall have the following meanings:

(1)	“Target Equity” refers to the 100% of the equity interests held by the Transferor in the Target Company and the 100% of the interests held by the Transferor in Xieheng Telecommunications.

(2)	“Inside-system Companies” refer to the subsidiaries in which the Target Company directly or indirectly holds equity interests on the Execution Date of this Agreement (see Annex 1).

(3)
“Outside-system Companies” refer to the Retail Stores within the Scope of Acquisition and the limited liability companies, individual industrial and commercial households and other entities which are actually controlled but not directly held by the Target Company on the Execution Date of this Agreement (see Annex 2).

(4)	“Xieheng Telecommunications” refer to, collectively, the Target Company, the Inside-system Companies and the Outside-system Companies.

(5)	“Retail Stores within the Scope of Acquisition” refer to the 246 mobile product retail stores operated by Xieheng Telecommunications (see Annex 3).

(6)	“Acquisition Consideration” refers to the aggregate consideration that the Acquirer shall pay to the Transferor for the acquisition of the Target Equity.

(7)	“Reference Date” refers to the reference date (i.e. July 31, 2009) set by the Acquirer to calculate the net asset value of Xieheng Telecommunications.

(8)
“Closing Date” refers to the date on which the modification registration formalities have been completed and modification registration inquiry archives regarding transferring of 100% of the equity interests in the Target Company to the Acquirer have been obtained from the administration for industry and commerce.

(9)
“Business Secrets” refers to all the information of the technical information and business information relating to the operation of the assets and/or the business of Xieheng Telecommunications, and information in connection with the transaction contemplated herein, etc., including but not limited to the contracts, research and development, proprietary information, financial information, designs, instructions, customer lists, supplier or manufacturer lists, business partner lists, pricing and cost information, business and marketing plans and proposals relating to the assets and/or the business of Xieheng Telecommunications.

(10)
“Affiliate” refers, with respect to any person or entity, to: (i) an entity that owns or controls the equity interests, property rights or rights of such person or entity; (ii) an entity of which the equity interests, assets or rights are owned or controlled by such person or entity; (iii) an entity under common ownership or control with such person or entity; (iv) the directors, supervisors, senior officers or household owner of such entity or such person, and any of their immediate family members; and (v) any other entity owned or controlled by any of the persons referred to in (iv) above.

1.2	Interpretations. In interpreting the contents of this Agreement:

(1)
The titles of articles, clauses, sub-clauses and paragraphs are provided for the purpose of facilitating the understanding of this Agreement only and do not affect the interpretation of this Agreement.

(2)	Unless otherwise specified herein, a reference to any laws shall be also considered as a reference to all the legal and statutory provisions promulgated under such laws.

Article 2 Equity Interests Transfer

2.1
Transfer of Target Equity. The Transferor agrees to transfer to the Acquirer and the Acquirer agrees to accept the Target Equity. On and as from the date when the Acquirer is recorded in the register of shareholders of the Target Company as its sole shareholder, the Acquirer may exercise its rights as the sole shareholder of the Target Company, including but not limited to making shareholder’s decisions. Upon completion of the transfer of Target Equity, the capital contribution and shareholding structure of the Target Company shall be as follows:

Shareholder	Contribution (in RMB ten thousand)	Shareholding percentage (%)
Beijing Leyu Shiji Telecommunications Equipment Retail Chain Co., Ltd.	8,800	100

Article 3 Acquisition Consideration

3.1
Acquisition Consideration. The Acquisition Consideration under this Agreement is RMB320,000,000 Yuan (RMB Three Hundred and Twenty Million Yuan). The Parties hereby agree and confirm that, other than the Acquisition Consideration set forth under this Agreement, the Acquirer shall not be required to pay any consideration to the Transferor with respect to the Target Equity in accordance with any other agreements or documents.

3.2	Payment of Acquisition Consideration. The Parties agree that the Acquirer shall pay the Acquisition Consideration as set forth below:

(1)
First Installment: Within five business days after this Agreement is executed, the Acquirer shall prepay RMB275,000,000 (RMB Two Hundred and Seventy-five Million Yuan) (the “Prepayment”). On the Closing Date, the Prepayment shall be automatically converted into the first installment of the Acquisition Consideration hereunder.

(2)	Second Installment: Before September 30, 2009, the Acquirer shall pay RMB22,500,000 Yuan (RMB Twenty-two Million Five Hundred Thousand Yuan) to the bank account designated by the Transferor.

(3)
Third Installment: Within one month after the Closing Date, the Acquirer shall pay RMB22,500,000 Yuan(RMB Twenty-two Million Five Hundred Thousand Yuan) to the bank account designated by the Transferor.

3.3
Confirmation of Receipt of Payment. The Transferor and/or its designee shall issue written confirmation letter of receipt of the payment to the Acquirer on the date of receipt of each installment of Acquisition Consideration.

Article 4 Preconditions and Fulfillment

4.1	Preconditions. Unless waived by the Acquirer in writing, the closing of the transaction contemplated under this Agreement shall be subject to the satisfaction of all of the following conditions:

(1)	Restructuring

(i)	Transfer of equity interests.

a.
The Target Company shall have transferred 100% of the equity interests in Shanghai Xieheng Information Technology Co., Ltd. to the Transferor and/or its designated party so as to consummate the transfer of the real property of No. 57-1, AB Building, Zibo Wangfujing Plaza, No. 57 of East Gongqingtuan Road, Zhangdian District, Zibo Municipality, under the real property title certificate Zhangdian District Zi No. 01-1017020, and have completed the modification registration formalities with the administration for industry and commerce for the said transfer;

b.
The Target Company shall have transferred 100% of the equity interests in Shanghai Xieheng Telecommunications Appliance Co., Ltd. to the Transferor and/or its designated party, and have completed the modification registration formalities with the administration for industry and commerce for the said transfer;

c.
The Inside-system Companies shall have transferred 100% of the equity interests in the following companies which have no operating stores to the Transferor and/or its designated party, or deregistered the following companies, and have completed the modification registration or deregistration formalities with the administration for industry and commerce:

Liaocheng Xieheng Telecommunications Equipment Co., Ltd.

Jining Xieheng Telecommunications Equipment Co., Ltd.

Quzhou Xieheng Telecommunications Equipment Co., Ltd.

Huzhou Wanzhou Telecommunications Equipment Co., Ltd.

Wenzhou Xunheng Telecommunications Equipment Co., Ltd.

Taizhou City Hailing District Xieheng Mobile Communications Equipment Co., Ltd.

Wuxi Xieheng Mobile Communication Equipments Co., Ltd.

Changzhou Xieheng Mobile Communications Equipment Co., Ltd.

Changshu Xieheng Mobile Communications Equipment Co., Ltd.

Kunshan Xieheng Telecommunications Equipment Co., Ltd.

d.
The Transferor shall be responsible for all the expenses incurred in the above-mentioned transfer of the equity interests (regardless whether the transferor or the transferee is legally required to pay such expenses) and such expenses shall be deducted from the Acquisition Consideration if they are paid in advance by the Acquirer.

(ii)	Acquisition of equity interests.

a.
Shanghai Xieheng Information Technology Co., Ltd. shall have transferred 100% of the equity interests in Shanghai Xieheng Electronic Products Co., Ltd. to the Target Company, and has completed the modification registration formalities with the administration for industry and commerce;

b.
The Acquirer and/or the Xieheng Telecommunications after acquisition shall be responsible for all the expenses incurred in the aforesaid acquisition (regardless whether the transferor or the transferee is legally required to pay such expenses).

(iii)
The consideration for any transfer or acquisition of equity interests in this clause shall be zero. If the transferor or the transferee such equity interests is subject to any tax obligation because the transfer consideration is lower than the investment cost of the equity interests, the Parties agree to make corresponding adjustment according to the tax planning principle, provided that the transfer consideration shall remain zero. After the Parties have adopted the optimum permitted tax planning hereunder, if there still remains any tax burden, such tax burden shall be born by the Transferor. If any such tax is paid in advance by the Acquirer and/or the Xieheng Telecommunications after acquisition, such advance payment shall be deducted from the Acquisition Consideration;

(v)	The organization chart after restructuring, as shown in Annex 4, shall be legal and valid, and the companies listed in Annex 4 shall be legally and validly existing.

(2)	Transfer of Assets.

(i)
The real properties No. 63-1, 2, 115, 118 and 119 located at Taidong Road, Bei District of Qingdao under Shang Qing Fang Di Quan Shi Zi No. 253215, 253216, 247877, 247878 and 247880, respectively, shall be transferred to the Transferor and/or its designee;

(ii)
The Transferor shall be responsible for all the expenses incurred in this transfer of assets (regardless whether the transferor or the transferee of the assets is legally required to pay such expenses). If any of such expenses is paid in advance by the Acquirer, such advance payment shall be deducted from the Acquisition Consideration.

(3)	Execution of Retail Store Lease Agreement.

(i)
The Acquirer has the right to request the retail store lease agreement for each Outside-system Company to be re-executed by the Target Company, the Inside-system Company or any other party designated by the Acquirer, provided that the Acquirer shall request such re-execution within 90 days after the execution of this Agreement. The Transferor hereby undertakes that the rental under the re-executed lease agreement (including property fees, property management fees and/or other expenses) shall not exceed the amount specified in the original lease agreement, and the lessor shall provide legal real property title certificate and identity certificate. In case any special circumstances occur and result in the failure to re-execute the lease agreement, the increase of the rental under the re-executed lease agreement, or failure to obtain the legal real property title certificate and identity certificate from the lessor, the total number of such retail stores shall not exceed 25;

(ii)
The Transferor shall actively cooperate in re-execution of lease agreements of the retail stores, and the deregistration of the correspondent Outside-system Companies with the tax bureau and the administrations for industry and commerce thereafter. The deregistration fees shall be born by the Transferor. If any of such fees was paid in advance by the Acquirer, such advance payment shall be deducted from the Acquisition Consideration;

(iii)
The new lease agreement for the No. 78 store (Sun Plaza Store) in Guangdong region as listed in Annex 3 shall have been executed with the lessor before the Closing Date. The rental (including property fees, property management fees and/or other expenses) and the lease term shall be satisfactory to the Acquirer.

(4)	Intangible Assets.

(i)
All the intangible assets associated with “Xieheng”, i.e. the characters/graphical trademarks and domain names, shall have been transferred for free by their holders to the Transferor and/or its designated party, and the formalities for transferring such intangible assets shall be completed by such holders. The Transferor shall be responsible for all the expenses incurred in the transfer of such intangible assets (regardless whether the transferor or the transferee of the intangible assets is legally required to pay such expenses).

(ii)
All relevant parties shall have executed licensing agreements to authorize Xieheng Telecommunications and/or the new companies and affiliates of the new companies established by the Acquirer as the surviving entities of Xieheng Telecommunications after reorganization (the “New Company”) to exclusively use (including prohibiting the holders of such intangible assets from the use) for free all the intangible assets related to the mobile phone operations before February 28, 2012 (Please see Annex 5 for the scope of exclusive authorization). The licensing agreements for the characters/graphical trademarks of “Xieheng” shall have been filed with the relevant government authorities, and the acceptance or approval notices issued by relevant government authorities for such applications shall have been provided to the Acquirer. The Transferor agrees that the New Company will use “Xieheng” as the trade name by which the New Company is registered with the administration for industry and commerce.

(5)
Channel Resources. As of the date immediately before the date the legal opinion is issued pursuant to Clause 7 of this article, the sales agreements or sales cooperation between Xieheng Telecommunications and Nokia, Samsung and Sony Ericsson shall remain effective, and the aggregate amount involved in lawsuits and arbitrations with all suppliers shall not exceed RMB5,000,000 (except for the termination of the sales agreement/cooperation or any legal disputes due to reasons in Acquirer’s part).

(6)
Personnel Arrangement. In order to ensure stable operation of Xieheng Telecommunications, it is unanimously agreed by the Parties that they shall work together to maintain the stability of the incumbent employees. Within 90 days after execution of this Agreement, the Acquirer shall confirm the list of the employees who will not be retained. For the general managers of branches/subsidiaries and the department managers or higher level employees of the Target Company who will not be retained, the Transferor shall be responsible for their severance payment, social insurance fees, social security fees, housing provident funds, welfare fees, etc, or such amount shall be deducted from the Acquisition Consideration. However, the Xieheng Telecommunications after acquisition shall be responsible for such amount for the other employees not to be retained other than the general managers of branches/subsidiaries and the department managers or higher level employees of the Target Company.

(7)
Legal Opinions. The law firm designated by the Acquirer shall have issued legal opinions satisfactory to the Acquirer for the lawful and effective satisfaction of the conditions under clauses (1)-(5) of this article and for the lawful and effective execution and enforceability of the relevant agreements for transferring the equity interests.

(8)
Registration with Administration for Industry and Commerce for Transfer of Equity Interests. The modification registration formalities with the administrations for industry and commerce shall have been completed and the modification registration inquiry archives from the administrations for industry and commerce shall have been obtained for the transfer of 100% of the equity interests in the Target Company to the Acquirer after the above preconditions have been satisfied.

4.2
Time for Satisfaction of the Preconditions. The Transferor shall take all necessary measures to perform the obligations regarding to the above preconditions and to facilitate the satisfaction of all the preconditions within 180 days after the execution of this Agreement.

In case any of the following circumstances occurs, the Acquirer shall be entitled to terminate this Agreement:

(1)
The aggregate amount of payable taxes and fees (including but not limited to VAT, income taxes, sales taxes and the overdue taxes, fines imposed by government authorities and late fees) and payables to employees (including but not limited to employee severance payment, social insurance fees, social security fees, housing provident funds, welfare fees and resulted additional payments, fines imposed by the labor administrative authorities, late fees, compensations imposed by labor arbitration or litigation) which are owed by Xieheng Telecommunications as of the Reference Date (including those occurred after the Reference Date but attributed to any reasons occurred before the Reference Date) exceeds RMB50,000,000.

(2)
The preconditions have not been fully satisfied within 180 days after the execution of this Agreement or within an extended period unanimously agreed by the Parties. However, if the Transferor has any reasonable evidence to justify that the failure to timely satisfaction of the preconditions is due to the willful acts and/or omissions on the part of the Acquirer, the period from the date on which the willful acts and/or omissions occur to the date on which such acts and/or omissions cease shall not be taken into the afore-said 180 days.

(3)
By October 31, 2009 or within any extended period as unanimously agreed by the Parties, the Transferor, without reasonable justification, refuses to confirm in writing the net asset value of Xieheng Telecommunications on the Reference Date as calculated by the Acquirer according to Article 5, and the value of net assets of Xieheng Telecommunications calculated by the Acquirer on the Reference Date is lower than negative RMB30,000,000. However, if the Transferor has any reasonable evidence to justify that there are any material deviations in the calculation made by the Acquirer, such a period shall be accordingly postponed.

If any of the above conditions occurs and the Acquirer elects to terminate this Agreement, the Transferor shall, within three business days upon receiving the written notice from the Acquirer, unconditionally and irrevocably refund to the Acquirer the Prepayment of RMB275,000,000 Yuan made in accordance with Article 3.2(1) together with the interests calculated on the basis of the loan interest rate stipulated by the People's Bank of China for the corresponding period to the bank account designated by the Acquirer. Each Party shall be responsible for all their respective expenses and expenditures incurred in execution and performance of this Agreement.

Article 5 Calculation of Net Asset Value of Xieheng Telecommunications

5.1	Reference Date for Calculation of Net Asset Value: July 31, 2009.

5.2	Principles of Disposal of Net Assets:

(1)
If the Parties confirm in writing that the value of the net assets of Xieheng Telecommunications as of the Reference Date is above zero, the Acquirer shall transfer the difference to the Transferor and/or its designated party within five business days in a method unanimously agreed by the Parties.

(2)
If the Parties confirm in writing that the value of the net assets of Xieheng Telecommunications as of the Reference Date is below zero, the Transferor shall pay the difference in cash to the bank account designated by the Acquirer within five business days.

5.3	Principles for Calculation of Net Asset Value

(1)
The calculation of net asset value of Xieheng Telecommunications shall be jointly conducted by the Acquirer and the Transferor and the result of such calculation shall be confirmed by the Parties in writing.

(2)	The Parties shall use their best efforts to confirm in writing the net asset value of Xieheng Telecommunications as of the Reference Date by August 31, 2009.

(3)	Assets items to be included in the calculation of net assets:

(i)	Monetary funds: shall be calculated based on the bank statements, cash on hand and read but unreceived POS funds;

(ii)
Inventories: 1) products entrusted for sale shall not be included into net assets; 2) products which are being normally sold in the markets shall be confirmed in accordance with the book value; 3) for discontinued products, damaged products (which cannot be normally sold before being repaired) and products for which comparable market prices are difficult to obtain, the handling of which shall be consulted by the Parties;

(iii)
Accounts receivable: rebates, price guarantees, commissions, subsidies, business supporting fees and other accounts receivable for similar nature occurred in the ordinary course of business which are confirmed in writing by suppliers and operators as payables or can be used to offset payments for goods;

(iv)	Advance payments: advance payments related to the business and operations in the ordinary course;

(v)
Other accounts receivable: the deposits, guarantee money and other payment in similar nature paid to suppliers, operators, retail store lessors, shopping malls and supermarkets, China UnionPay, etc. during the ordinary course of business, excluding those items which are liabilities and/or expenses by nature but are temporarily recorded as other accounts receivable because the invoices have not been obtained or any other reasons;

(vi)	Deferred expenses: house rentals already paid for the period after August 1, 2009;

(vii)	Assets other than the above-mentioned items shall not be included into the calculation of net assets.

Notes:

(i)
Please see Annex 6 for the fixed assets of Xieheng Telecommunications included in the scope of acquisition. Except for real properties, other fixed assets, deferred expenses (including electronic equipments such as computers, POS machines, monitors, etc., office equipments such as office furniture, sales counters, etc., transportation vehicles and operation vehicles, long-term deferred expenses such as unamortized decoration costs, etc.) and various facilities, appliances, articles, low-value consumables, etc. involved in operation shall not be included in the calculation of  net asset value, i.e. they are already included in the Acquisition Consideration of RMB320,000,000 Yuan. The Transferor hereby undertakes that, except for wear and tear caused in normal use, the Transferor shall not transfer, lend, dispose of, or sell such assets, or take any other actions which may depreciate the value of such assets from the Execution Date of this Agreement.

(ii)
IT software assets and servers shall be transferred for free to the Transferor and/or its designated party. Incurred but unpaid amount for IT assets shall be paid by the Transferor. However, Xieheng Telecommunications shall be entitled to use any of such IT software and servers for free until December 31, 2009.

(4)	Liability items to be included in the calculation of net asset value:

(i)	Notes payable;

(ii)	Accounts payable;

(iii)	Payroll payable;

(iv)	Welfare payable;

(v)	Taxes payable;

(vi)	Advances received;

(vii)	Provision for expenses;

(viii)	Unless having been reasonably transferred out by the Transferor, other accounts payable and liabilities shall be included into the calculation.

5.4	Disposal of Contingent Liabilities or Contingent Gains on the Reference Date.

(1)	Contingent Liabilities

(i)
The Parties agree that all the taxes payable but unpaid by Xieheng Telecommunications as of the Reference Date (including those occurred after the Reference Date but can be attributed to reasons occurred before the Reference Date – same below), including but not limited to VATs, income taxes, business taxes and overdue taxes, fines and late fess imposed by government authorities, shall be handled through consultation in the means to minimize the tax costs under the principle of controllable risks. Where necessary, the Acquirer shall be entitled to transfer the equity interests in relevant companies to the Transferor and/or its designated party. However, if any of such liabilities occurs before the consummation of the aforesaid transfer, the resulted losses shall be exclusively born and compensated by the Transferor or deducted from the Acquisition Consideration;

(ii)
All the losses resulted from the liabilities relating to the social insurance fees/social security fees/housing provident funds/welfare fees that are payable but unpaid by Xieheng Telecommunications as of the Reference Date, and the fines or late fees imposed by the labor administrative authorities or compensations imposed by labor arbitration or litigation resulted therefrom, shall be exclusively born and compensated by the Transferor or deducted from the Acquisition Consideration;

(iii)
In addition to the afore-mentioned circumstances, all the losses resulted from any liabilities occurred as of the Reference Date (including but not limited to additional payments, fines, late fees imposed by judiciary and administrative authorities, payments imposed by litigation/arbitration and compensations or damages claimed by any third party) shall be exclusively born and compensated by the Transferor or deducted from the Acquisition Consideration.

(2)	Contingent Gains

(i)
The Transferor shall be entitled to the gains derived from the rebates which are receivable from suppliers as of the Reference Date (including those received after the Reference Date but can be attributed to reasons before the Reference Date – same below) but cannot be accurately predicted by Xieheng Telecommunications;

(ii)
The Transferor shall be entitled to the gains derived from rebates, subsidies, market fees and other incomes which are receivable from operators as of the Reference Date but cannot be accurately predicted by Xieheng Telecommunications;

(iii)
The Transferor shall be entitled to the gains derived from the written-off but recovered bad debts, governmental tax refunds, governmental incentive rewards and other gains as of the Reference Date which cannot be accurately predicted by Xieheng Telecommunications;

(iv)
The Transferor shall be entitled to the gains derived from the deferred income taxes as of the Reference Date which cannot be accurately predicted by Xieheng Telecommunications. In the case such deferred income taxes will offset the income taxes for subsequent years due to continuous operation, what the Transferor is entitled to shall be determined when such offset is made.;

(v)
The above gains to which the Transferor shall be entitled shall only relate to the operations of Xieheng Telecommunications before the Reference Date. If payment of such gains is subject to the operation performance or other conditions after the Reference Date, such gains shall be attributed to Xieheng Telecommunications.

(3)
Disposal of Contingent Liabilities and Contingent Gains. For the above contingent liabilities and contingent gains, the Parties shall calculate and confirm their net value before payment of each installment of the Acquisition Consideration. Contingent liabilities and contingent gains occurring after the settlement of the third installment shall be calculated every six months. The amount of the contingent liabilities and contingent gains as confirmed by the Parties shall, within five business days and in the way agreed by the Parties, be transferred to the Transferor and/or its designated party or paid by the Transferor to the Acquirer and/or the Xieheng Telecommunications after acquisition.

5.5
Attribution of Losses and Profits. The losses and profits of Xieheng Telecommunications before the Reference Date shall belong to the Transferor and/or its designated party, and the losses and profits of Xieheng Telecommunications after the Reference Date shall belong to the Acquirer.

Article 6 Representations and Warranties

6.1
Representations and Warranties by Transferor. The Transferor hereby represents and warrants to the Acquirer on each and every date of the Execution Date of this Agreement, the Closing Date and each installment payment date of the Acquisition Consideration as follows:

(1)
All the information and data provided by the Target Company and the Transferor to the Acquirer about Xieheng Telecommunications during the due diligence, consultation and negotiation activities carried out for the execution and performance of this Agreement is true and accurate, without any false, misleading or material deviations or any undisclosed material issues.

(2)
The Transferor is a company duly organized and validly existing under the laws of the People’s Republic of China and has the legal powers and capacities to execute  or authorize any third party to execute this Agreement, to perform this Agreement and to exercise and undertake the rights, obligations and responsibilities under this Agreement.

(3)
The Target Company is duly organized and validly existing under the laws of the People’s Republic of China. The Transferor is the legal owner of 100% of the equity interests of the Target Company and there is no ownership dispute over the Target Equity. Except for the pledge of 100% of the equity interests of the Target Company to Beijing Ruizhi Jiye Investment Co., Ltd., the Target Equity is free from any acquisition right, pre-emptive right, option, custody, trust, mortgage, pledge or any other encumbrance in any form. 100% of the equity interests in the Target Company will be pledged to Beijing Ruizhi Jiye Investment Co., Ltd. until the date when an application has been submitted to the administration for industry and commerce for registering the transfer of 100% of the equity interests in the Target Company to the Acquirer pursuant to Article 4.1(8).

(4)
All the limited liability company and individual industrial and commercial households as listed in Annex 1 and Annex 2 are duly organized and validly existing under the laws of the People’s Republic of China and are 100% beneficially owned and/or controlled by the Target Company. There is no ownership dispute over the equity interests of such companies and households and such equity interests are free from any acquisition right, pre-emptive right, option, custody, trust, mortgage, pledge or any other encumbrance in any form. The Acquirer shall legally and/or beneficially own 100% of the equity interests in such companies and households after the Closing Date.

(5)	Xieheng Telecommunications has all valid licenses, permits, approvals, registrations, qualifications, certificates or other government authorizations necessary to operate its business.

(6)
No agreement, contract or other legal document executed by the Target Company has become invalid or been deemed as in default, or been requested for early termination due to the change of equity ownership of the Target Company, and the Target Company has not been requested to assume any liabilities therefrom.

(7)
Financial and taxes: If any disputes, lawsuits, tax investigations, fines or mandatory measures occur to Xieheng Telecommunications for any tax issue which occurs before the Reference Date (including those occurring after the Reference Date but can be attributed to reasons before the Reference Date – same below), such overdue taxes, fines and late fees shall be born and compensated by the Transferor or deducted from the Acquisition Consideration.

(8)
Social security: If any disputes, lawsuits, labor investigations, fines or mandatory measures occur to Xieheng Telecommunications for any social security issue which occurs before the Reference Date (including but not limited to any non payment of any employee social insurance fees, social security fees, housing provident funds or welfare fees in whole or in part, or any non payment of any fines imposed by any labor administration authority or any compensations imposed by any labor arbitration or litigation), such fees, fines and late fees shall be born and compensated by the Transferor or deducted from the Acquisition Consideration.

(9)
Legal disputes: The Transferor shall be responsible for solving any legal disputes (including but not limited to any disputes, lawsuits, arbitrations, administrative or judicial investigations, punishment or mandatory measures) which occur to Xieheng Telecommunications due to reasons occurred before the Reference Date. All the losses resulted therefrom shall be born and compensated by the Transferor or deducted from the Acquisition Consideration. However, the aforesaid shall not apply to legal disputes caused by the Acquirer.

(10)
Operations: No third party will early terminate any material contracts (including but not limited to bank credit facility contracts, operator cooperation contracts and retail store lease contracts) with Xieheng Telecommunications because of the transaction contemplated hereunder or accelerate the due date of any account payable by Xieheng Telecommunications under such material contracts. There is no event or circumstance which is known or shall have been reasonably expected to have any material adverse impacts on the Target Equity or the transaction contemplated hereunder.

(11)	Other than those expressly disclosed herein, none of the following issues shall exist:

(i)	Xieheng Telecommunications has entered into any agreements or arrangements other than on an independent and fair basis;

(ii)
There exists any agreements or arrangements (to which Xieheng Telecommunications is a party) that have any material adverse impact on the financial or operation conditions of Xieheng Telecommunications.

(12)	Retail stores: Retail Stores within the Scope of Acquisition hereunder are listed in Annex 3:

(i)	There is no false or missing statement regarding the rentals (including property fees, property management fees and/or other expenses) of any retail stores listed in Annex 3;

(ii)	The retail stores in Annex 3 are operating in ordinary course;

(iii)
The retail stores which may be closed within 90 days after the Execution Date of this Agreement (including those for which the lease agreements cannot be renewed) have already been indicated in Annex 3. Except for the indicated retail stores, there is no other retail store of which the lease agreement will be terminated according to any prior agreements with the lessor;

(iv)
All the retail stores using “Xieheng” as trade name and actually controlled by the Transferor, even if they are not listed in Annex 3, shall be included in the scope of acquisition. The Acquisition Consideration shall have already covered such undisclosed retail stores.

(13)
Bank loans: The Transferor hereby undertakes that the following two loans will be extended for one year and granted to the Target Company or any other company designated by the Acquirer: (1) the RMB80,000,000 bank acceptance bill credit (security deposit percentage: 50%; with RMB40,000,000  risk exposure) granted under the Comprehensive Credit Contract (expired on June 3, 2009, No. 230080235) and the Bill Acceptance Credit Contract (expired on June 12, 2009, No. 230080236) entered into among the Target Company, Shanghai Xieheng Telecommunications Appliance Co., Ltd. and Jiading Branch of Shanghai Bank, and (2) the RMB40,000,000 (with RMB20,000,000 risk exposure) working capital loan under the Credit Agreement (expired on June 14, 2009, 2008 Changlezi No.21080608) and Loan Contract (expired on June 14, 2009, 2008 Changlezi No. 11080612) entered into between Shanghai Xieheng Telecommunications Appliance Co., Ltd. and Shanghai Changle Sub-branch of China Merchants Bank.

(14)	Loans and securities: Except for the securities provided for the above bank credit loans, Xieheng Telecommunications has not provided any securities for any other persons or companies.

(15)
Non-competition: From the Execution Date of this Agreement to February 28, 2012, the Transferor shall not open any new mobile phone retail store or carry out any mobile phone retail operations by using “Xieheng” as any company trade name or retail store trade name. By February 28, 2012, none of the general managers of any branches/subsidiaries of the Transferor or Xieheng Telecommunications and none of the department managers or higher level employees of the Target Company shall lease or operate any of the retail stores listed in Annex 3 herein for any reason, regardless whether the lease agreements for such retail stores are previously voluntarily terminated by the lessors or Xieheng Telecommunications. Otherwise, a liquidated damages of RMB1,000,000 Yuan for each such retail store shall be paid to the Acquirer with immediate termination of any activities in violation of this Agreement.

(16)
In case any legal entity of Xieheng Telecommunications is to be deregistered through consultation between the Parties, if any of such deregistration fails due to any event occurring or existing before the Reference Date or Xieheng Telecommunications shall be responsible for any indemnity, compensation or fine for any such event, all losses and liabilities arising therefrom shall be born and compensated by the Transferor or deducted from the Acquisition Consideration.

(17)
The Transferor hereby undertakes that, once it becomes aware of any acts or omissions in violation of any of the representations, warranties or responsibilities as specified herein, it shall promptly disclose such event in writing to the Acquirer.

(18)	All the above representations and warranties are true and accurate, without any false, misleading or material deviations.

(19)	Any losses resulted from any untrue or inaccurate representations or warranties hereunder can be directly compensated by deducting such amount from the Acquisition Consideration.

6.2	Representations and Warranties of the Acquirer. The Acquirer hereby represents and warrants to the Transferor as follows:

(1)	The Acquirer is a limited liability company duly organized under the laws of People’s Republic of China;

(2)	The Acquirer shall pay the Acquisition Consideration in time in accordance with the provisions herein and perform its obligations as specified herein.

(3)	The Acquirer shall legally use the authorized intangible assets of “Xieheng” within the authorized period, and shall use its best efforts to maintain and promote the brand value.

Article 7 Taxes and Charges

7.1
Unless otherwise required by relevant laws or otherwise agreed to herein, each Party hereto shall pay all taxes and fees required by applicable laws and regulations relating to the transactions hereunder. If, under the requirements of relevant laws and regulations, the Acquirer has the obligation to withhold or pay any taxes and fees for and on behalf of the Transferor for payment of the Acquisition Consideration, the Acquirer shall first withhold or pay such taxes and fees and then recover them from the Transferor.

7.2
Each Party shall be responsible for their respective costs and expenses in connection with the negotiation, preparation and execution of this Agreement and the obtaining of required approvals, including the reasonable costs and expenses for their respective legal counsels, accountants, appraisers and other professionals.

Article 8 Defaulting Liabilities

8.1
If any Party fails to perform this Agreement in whole or in part or breaches any covenants, representations and/or warranties made hereunder, or if any covenants, representations and/or warranties made by any Party hereunder prove to be invalid, untrue, inaccurate or incomplete, it shall constitute a breach of contract hereunder. In such case, the breaching Party shall bear the defaulting liabilities and be liable to fully compensate the non-breaching Party for the losses caused by such breach of contract incurred (including the litigation costs, arbitration costs and lawyer’s fee arising therefrom). If both Parties breach this Agreement, each Party shall bear the defaulting liabilities caused by its own breach of contract according to the actual situations.

8.2	Provisions regarding the compensations to the Acquirer

(1)
The Transferor hereby agrees and undertakes that, if the Transferor fails to perform or comply with this Agreement (including any annexes hereto) or breaches or misrepresents any representations, warranties, undertakings or any other obligations or agreements which result in the Acquirer and/or Xieheng Telecommunications subject to any claims, liabilities, obligations, damages, deficits, judgments, legal actions, lawsuits, arbitrations, proceedings, levies, expenses (including but not limited to legal costs, arbitration costs and lawyers’ fees), losses and expenditures, the Transferor shall compensate the Acquirer and/or Xieheng Telecommunications for any and all the losses sustained thereby as a result of the above issues, and the Acquirer shall be entitled to directly deduct the corresponding amounts from the Acquisition Consideration.

(2)
The Transferor hereby agrees and undertakes that the Acquirer shall not be liable for any debts or liabilities which exist or are incurred to the Transferor, Xieheng Telecommunications, Target Equity and the assets and operations of Xieheng Telecommunications before the Reference Date. The Transferor shall continue to bear such debts and liabilities, including but not limited to:

(i)
Any liabilities, debts, payable taxes, payable employee insurance payments, welfare payments, housing provident funds, salaries, severance packages, compensations, claims, lawsuits, arbitrations, administrative sanction or other legal proceedings relating to any of the assets and operations of the Transferor, Xieheng Telecommunications, Target Equity and the assets and operations of Xieheng Telecommunications before the Reference Date;

(ii)
Any claims, liabilities, obligations, damages, deficits, judgments, legal actions, lawsuits, arbitrations, proceedings, expenses., etc. requested by any third party against the Target Equity to be transferred to the Acquirer.

(3)
The Transferor hereby agrees and undertakes that, for any of the above debts and liabilities, the Transferor shall compensate the Acquirer and/or the Xieheng Telecommunications after acquisition for all the losses sustained thereby as a result, and shall take actions to hold the Acquirer and/or the Xieheng Telecommunications after acquisition harmless from such losses or mitigate such losses. The Acquirer shall be entitled to directly deduct from the Acquisition Consideration the amount corresponding to the losses sustained thereby.

(4)	The Transferor hereby agrees and undertakes that, unless otherwise expressly specified by laws, there is no time limit on the compensation obligations of the Transferor under Article 9.2.

Article 9 Confidentiality

9.1
Each Party shall keep confidential all Business Secrets it obtains from the other Party during the process of execution and performing this Agreement. The term of this confidentiality obligation shall extend until the relevant Business Secrets is publicly disclosed by its owner.

9.2	The above restriction shall not apply to the information which:

(1)	has been proved by the receiving Party that such information had been obtained before the disclosure and is not obtained from the disclosing Party directly or indirectly;

(2)	was obliged to disclose by any Party required by law to the relevant governmental authorities, stock exchanges, etc.;

(3)
was disclosed by any Party to its Affiliates, investment consultants, financial consultants, auditors, legal counsels and other financing institutions while using its best efforts to protect and to encourage such other persons to protect the confidentiality of such information.

9.3
Each Party shall cause its shareholders, directors, officers and other employees or professional consultants and the shareholders, directors, officers and other employees of its Affiliates to comply with the confidentiality obligations under this Article.

Article 10 Force Majeure

10.1
If it is commercially impracticable to perform this Agreement due to any force majeure, then any nonperformance of the obligations under this Agreement relating to such force majeure shall be excused. “Force majeure” means any event, circumstance or occurrence that cannot be foreseen, avoided or reasonably controlled by the Parties and cannot be avoided or mitigated by the Parties by taking reasonable and cautious measures, thus directly or indirectly preventing the performance of any material obligation hereunder. Such events, circumstances or occurrences include but are not limited to natural disasters, wars, fires, explosions, earthquakes, epidemics, floods and storms. If any force majeure event occurs, making it commercially impracticable for any Party to perform the terms and conditions herein, such Party shall notify the other Parties within 14 days of the occurrence of the force majeure event and provide the details of the force majeure event in such notice. No delay or failure to perform this Agreement caused by any force majeure event will constitute a default on the part of such Party or become the basis for any claims for compensation, indemnification or sanctions. Upon the occurrence of a force majeure event, all Parties shall have the obligation to take reasonable measures to perform this Agreement where practical and feasible. Within 14 days after the force majeure event has ended, such Party shall notify the other Parties of the end of the force majeure event and shall ensure the receipt of such notice by all other Parties.

10.2
If a force majeure event occurs, making it commercially impracticable to perform this Agreement, and the force majeure event lasts for more than 6 months, the Parties may negotiate to terminate this Agreement.

Article 11 Notices

11.1	Any notices and other documents delivered hereunder shall be made in writing and sent courier, express mail or facsimile to the Parties at the following addresses and/or facsimile numbers.

11.2
If any of such notices and other documents are delivered by courier, it shall be regarded as properly sent after being received by the recipient; if it is sent by facsimile, it shall be regarded as properly sent after receipt of the reply code or facsimile confirmation; if it is sent via mail, it shall be regarded as properly sent on the 7th day after being posted. To prove that such notices or documents have been sent, the Party must only show that such notices have been placed at or sent to the addresses of the recipients, or the addresses of the recipients have been properly written on the mailing envelope and such items have been properly sent.

Article 12 Miscellaneous

12.1
Governing Law. This Agreement shall be governed by the laws of the People’s Republic of China. All interpretation and performance of or relating to this Agreement shall be subject to the laws of the People’s Republic of China.

12.2
Dispute Resolution. Any disputes arising from the performance of or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If the Parties have failed to settle the dispute within 30 days after a Party gives the other Party a written notice of negotiation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission South China Sub-Commission for arbitration in accordance with such commission’s then applicable arbitration rules. The arbitration decision shall be final and binding on the Parties to such dispute.

12.3	Effectiveness. This Agreement shall become effective on the date first written above after being duly executed and affixed with the company seal.

12.4
Entire Agreement. The annexes hereto shall constitute an integral part of this Agreement and shall be legally effective as this Agreement and binding on the Parties. In the event that any prior memoranda, agreements or contracts with respect to the subject matter hereof entered or reached prior to this Agreement are inconsistent with this Agreement, this Agreement shall prevail. All the amendments or supplements hereto shall be made with written instruments duly executed by the Parties.

12.5
Waiver. No failure or delay by a Party in exercising any rights or remedies under this Agreement or any amendments or supplements hereto shall constitute or be regarded as a waiver of such rights and remedies, and nor shall any single or partial exercise of any such rights or remedies prevent the further exercise of such rights or remedies in future.

12.6
Severability. In the event that any terms or provisions of this Agreement becomes invalid or unenforceable in any circumstances or jurisdictions, the invalidity or unenforceability of such terms or provisions shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement, nor affect the validity or enforceability of such terms or provisions in any other circumstances or jurisdictions.

12.7
Language and Counterparts. This Agreement is written in Chinese and binds upon the Parties. This Agreement has four counterparts, with each of the Acquirer and the Transferor holding two counterparts. Each counterpart shall be deemed an original and all the counterparts shall constitute one and the same instrument.

12.8	Survival. Articles 6, 8, 9, 10, 11 hereof shall survive the termination of this Agreement.

The following annexes are made an integral part of this Agreement:

Annex 1 List of Inside-system Companies
Annex 2 List of Outside-system Companies
Annex 3 List of Retail Stores within the Scope of Acquisition
Annex 4 Organization Chart after Restructuring
Annex 5 List of Intangible Assets
Annex 6 List of Fixed Assets within the Scope of Acquisition

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Signature Page to Equity Interests Transfer Framework Agreement

Acquirer:

Beijing Leyu Shiji Telecommunications Equipment Retail Chain Co., Ltd.

Authorized Representative: /s/ Dongping Fei

Signature Page to Equity Interests Transfer Framework Agreement

Transferor:

Beijing Tangjun Technology Co., Ltd.

Authorized Representative: /s/